UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2011

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Hudson 2011 Mortgage Loan

On August 12, 2011, subsidiaries of Morgans Hotel Group Co. (the “Company”) entered into a new mortgage financing with Deutsche Bank Trust Company Americas, as a lender, administrative agent, lead arranger and bookrunner, and the other institutions party thereto from time to time, as lenders, consisting of two mortgage loans, each secured by Hudson and treated as a single loan once disbursed, in the following amounts: (1) a $115 million mortgage loan that was funded at closing, and (2) a $20 million delayed draw term loan, which will be available to be drawn over a 15-month period, subject to achieving a debt yield ratio of at least 9.5% (based on net operating income for the prior 12 months) after giving effect to each additional draw (collectively, the “Hudson 2011 Mortgage Loan”).

The Hudson 2011 Mortgage Loan bears interest at a reserve adjusted blended rate of 30-day LIBOR (with a minimum of 1.0%) plus 400 basis points. The Company  maintains an interest rate cap for the amount of the Hudson 2011 Mortgage Loan that will cap the LIBOR rate on the debt under the Hudson 2011 Mortgage Loan at approximately 3.0% through the maturity date.

The Hudson 2011 Mortgage Loan matures on August 12, 2013.  The Company has three one-year extension options that will permit the Company to extend the maturity date of the Hudson 2011 Mortgage Loan to August 12, 2016 if certain conditions are satisfied at each respective extension date. The first two extension options require, among other things, the borrowers to maintain a debt service coverage ratio of at least 1-to-1 for the 12 months prior to the applicable extension dates. The third extension option requires, among other things, the borrowers to achieve a debt yield ratio of at least 13.0% (based on net operating income for the prior 12 months).

The Hudson 2011 Mortgage Loan may be prepaid, in whole or in part, subject to payment of a prepayment penalty for any prepayment prior to August 12, 2013. There is no prepayment premium after August 12, 2013.

The Hudson 2011 Mortgage Loan contains restrictions on the ability of the borrowers to incur additional debt or liens on their assets and on the transfer of direct or indirect interests in Hudson and the owner of Hudson and other affirmative and negative covenants and events of default customary for single asset mortgage loans. The Hudson 2011 Mortgage Loan is fully recourse to the Company’s subsidiaries that are the borrowers under the loan. The loan is nonrecourse to the Company, Morgans Group LLC and the Company’s other subsidiaries, except for certain standard nonrecourse carveouts. Morgans Group LLC has provided a customary environmental indemnity and nonrecourse carveout guaranty under which it would have liability with respect to the Hudson 2011 Mortgage Loan if certain events occur with respect to the borrowers, including voluntary bankruptcy filings, collusive involuntary bankruptcy filings, and violations of the restrictions on transfers, incurrence of additional debt, or encumbrances of the property of the borrowers. The nonrecourse carveout guaranty requires Morgans Group LLC to maintain a net worth of at least $100 million (based on the estimated market value of our net assets) and liquidity of at least $20 million.

The foregoing description of the Hudson 2011 Mortgage Loan and related matters does not purport to be complete and is qualified in its entirety by reference to the Hudson 2011 Mortgage Loan and related agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Repayment of Outstanding Mortgage Debt and Mezzanine Loan

Proceeds from the Hudson 2011 Mortgage Loan, cash on hand and cash held in escrow were applied to (1) repay $201.2 million of outstanding mortgage debt under the prior first mortgage loan (the “2006 Hudson Mortgage Loan”) secured by Hudson, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”), (2) repay $26.5 million of indebtedness under a mezzanine loan related to Hudson, as described in the 2006 Form 10-K (the “Mezz Loan”), and (3) pay fees and expenses in connection with the financings, resulting in the retirement of $227.7 million in 2006 Hudson Mortgage Loan and Mezz Loan debt.

After repayment of the mortgage debt under the 2006 Hudson Mortgage Loan and the Mezz Loan, each of those facilities was terminated.

Certain of the lenders, agents and other parties to the Hudson 2011 Mortgage Loan, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

Item 1.02.  Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: August 15, 2011	By:	/s/ Richard Szymanski

Richard Szymanski
Chief Financial Officer